EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to the Registration Statement (No. 333-289748) of Alanous Therapeutics, Inc. (the “Company”) on Form S-3 to be filed on or about November 5, 2025 of our report, dated March 31, 2025, on our audit of the Company’s financial statements as of December 31, 2024 and for the year then ended and of the adjustments described in Note 3 which were applied retroactively to reflect the July 2024 one-for-ten reverse stock split in the 2023 financial statements, which report was included in the Company’s Annual Report on Form 10-K filed March 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Tampa, Florida

November 7, 2025